Exhibit 10.13

June 21, 2017
Dear Karen Mullane:
This letter (the “Agreement”) confirms the agreement between you and Etsy, Inc. (the “Company”) regarding the transition of your duties and responsibilities and separation from Etsy.
1.Last Day of Employment. Your last day of employment with the Company will be November 15, 2017 (the “Separation Date”).

2.Effective Date and Revocation. You have up to 45 days after you first receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. You have seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me within that seven-day period. If you do not revoke this Agreement within that time period, this Agreement will become effective on the eighth day after the date you sign it (the “Effective Date”). Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.
3.Salary and Vacation Pay. You will continue to receive your regular pay through the Separation Date. Following your Separation Date, the Company will pay you all of your accrued but unused vacation time or PTO. You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement, and that you will not be entitled to any additional compensation from the Company, including any salary, bonus or incentive compensation; any severance or separation payments or benefits of any kind; or other remuneration or benefits of any kind, except as specifically set forth in this Agreement and, if applicable, the Etsy, Inc. Change in Control Severance Plan.
4.Separation Benefits. In exchange for your execution of this Agreement and in exchange for your signing (no earlier than the Effective Date) and not revoking your acceptance of the Supplemental Release, a copy of which is attached as Exhibit A to this Agreement, for your continued compliance with your obligations under the Etsy, Inc. Severance Plan, a copy of which is attached as Exhibit B to this agreement (the “Severance Plan”), and for your continued compliance with your obligations under Sections 5, 6, 10, 11, 12, and 13, below, and for no other reason, the Company will provide you with the following benefits:

a.
A payment in accordance with the Severance Plan Participation Notice you signed on July 17, 2015 equal to $65,000, payable in equal installments on the Company’s regular payroll dates over the course of three (3) months. Such payments shall commence within 60 days of the

Separation Date and the first such payment shall include any unpaid amounts accrued from the Separation Date;

b.	An additional one-time lump sum payment to you of $96,500[1] payable within 60 days of the Separation Date;

c.	Reimbursement of your COBRA premiums for the Cobra Payment Period of 5 months, commencing within 60 days following the Separation Date, provided that the initial payment will include a catch-up payment to cover the period between the Separation Date and the date of such first payment; and

d.	Outplacement services for a period of four (4) months after the Separation Date;

e.	The ability to continue to work for the Company during the Transition Period described in Section 5, below;

f.	Payment of your salary during the Transition Period;

g.	Continuation of your benefits during the Transition Period;

h.	Continued vesting of your outstanding equity awards through the Separation Date; and

i.
Acceleration of fifty percent (50%) of the stock options and RSUs awarded to you on March 1, 2016, such that such RSUs and stock options will be vested and exercisable and all such RSUs will be vested on and as of the Separation Date and settled as soon as practicable thereafter.

j.	The Company will reimburse up to $1,000 in legal fees that you incur in connection with this Agreement.

5.Transition Period. From now until the Separation Date (the “Transition Period”), you will continue to receive your current salary; you will be expected to be physically present in the Company’s offices unless specifically requested by the Company, and subject to your use of vacation days or PTO as approved by the Company; you will make yourself available to answer questions and to perform such tasks as the Company (and specifically, as the Chief Financial Officer requests); and you will cooperate in the effort to effect an orderly, smooth, and efficient transition of your duties and responsibilities to such individual(s) as the Company may direct. You agree to perform the above-listed duties with substantially the same degree of diligence and care consistent with past practice and to continue to use your reasonable best efforts to adhere to all applicable written Company policies. You agree that you will work exclusively for the Company during the Transition Period. If you begin working for another
______________
1Pro-rata bonus assuming 100% plus 5 weeks salary

Company (or if you become self-employed) during the Transition Period, beginning on the date you commence such employment, you will not be entitled to any additional salary, compensation, or benefits from the Company, but all remaining portions of this Agreement, including your release of claims under Section 8, below, will remain in full force and effect.

6.Cooperation: During and after your employment with the Company, you shall assist the Company in connection with any litigation, investigation, or other legal or regulatory matter involving the Company. Any needed cooperation would be applied reasonably after the Separation Date so as not to interfere with future work. You agree that such assistance may include, but is not limited to, meeting with the Company’s legal counselor, other representatives and voluntarily providing testimony in legal proceedings if so requested by the Company. The Company will reimburse you for reasonable out-of pocket expenses incurred in rendering such assistance to the Company (not including attorney’s fees).

7.Equity Awards. Your equity awards (i.e., stock options and/or restricted stock units) will vest through the Separation Date in accordance with the terms and conditions of the applicable equity plan(s) and award agreement(s) pursuant to which they were granted. Any equity that is unvested as of the Separation Date (except as noted in Section 4) will be forfeited in accordance with those plan(s) and agreement(s). Any vested options as of the Separation Date will remain exercisable until three months from the Separation Date.

The award agreement(s) between you and the Company evidencing your equity awards will remain in full force and effect and you agree to remain bound by them. You also acknowledge and agree that you will comply with the Company’s Insider Trading Policy, which states that you will remain subject to the insider trading restrictions until the next open trading window following the Separation Date or until you no longer possess material non-public information, whichever is later.

8.Release of All Claims. In consideration for the benefits offered to you in this Agreement, to the fullest extent permitted by applicable law, you hereby waive and release any and all claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment; claims for attorneys’ fees or costs; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing; claims for any compensation or benefits not specifically referenced in this Agreement, including claims under any offer letter or employment agreement between you and the Company, the Severance Plan, the Etsy, Inc. Change in Control Severance Plan or any other Company incentive plan, bonus plan, or severance plan; claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York Labor Law, and the New York City Human Rights Law, all as amended; and claims under any and all other international, federal, state, and local statutes, regulations, codes, rules, ordinances, and laws of any type. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

9.No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10.Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement or Confidentiality & Proprietary Inventions Agreement with the Company, as applicable, which you signed on November 5, 2013, and a copy of which is attached as Exhibit C. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11.Company Property. You agree to return to the Company, on or before your Separation Date, all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your personal or home computer(s) or device(s) that contain information belonging to the Company. If you have Company property or information at your home, or in any location other than the Company’s offices, you agree to return such property to Company promptly, and in no event later than three business days following your Separation Date.

12.Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement and to government agencies or officials in accordance with Section 14, below.

13.No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its directors, officers, employees, products, services or business practices. This Section 13 is not intended and should not be read to prevent you from testifying in good faith under oath pursuant to a subpoena, from cooperating in a governmental investigation or inquiry or providing information to any governmental agency or official, or from acting as required by governing law. The Company will instruct current members of the Etsy Executive Team and the Board to refrain from making any disparaging statements about you.

14.Preservation of Rights. Nothing in Sections 6, 8, 12 or 13, above, or otherwise in this Agreement, shall be construed to prevent you from (a) reporting violations of United States or other law or regulations to or (b) participating in an investigation conducted by, or providing truthful information to any government, regulatory, or self-regulatory agency in accordance with law, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), the U.S. Equal Employment Opportunity Commission (“EEOC”), the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower or other provisions of any applicable United States or other law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. Nevertheless, you acknowledge that you cannot recover any monetary benefit, damages, or equitable relief with respect to any of the claims released and waived in this Agreement through or from any charge filed by you with a fair employment practices agency such as the EEOC or any action commenced by a third party. However, nothing in this Agreement prevents you from obtaining a monetary award from the SEC.

15.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

16.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York.

17.Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

18.Tax Withholding. The Company will withhold taxes from the payments described in this Agreement and report amounts to tax authorities as it determines it is required to do.

19.Notice to Employee. I have received the Notice to Employee Under the Older Workers Benefit Protection Act, which is attached as Exhibit D to this Agreement.

20.Acknowledgments. By signing this Agreement, I acknowledge and agree that:
(i)    I have carefully read, and understand, this Agreement;
(ii)    I have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it; and
(iii)    In deciding to sign this Agreement, I am not relying on any promises or representations that are not set forth in this Agreement.

Please indicate your agreement with the above terms by signing below.
This offer will expire at midnight on August 6, 2017 if you do not sign this Agreement and return it to me by that date.
Very truly yours,
/s/ Brian Christman

Brian Christman
SVP of Human Resources
Etsy, Inc.

I agree to the terms of this Agreement, and I am voluntarily signing it.
/s/ Karen Mullane

Signature of Karen Mullane
Dated: 7/19/17

EXHIBIT A

EXHIBIT A
SUPPLEMENTAL RELEASE
You and Etsy, Inc. (the “Company”) hereby enter into this Supplemental Release (the “Supplemental Release”), which will become effective on the date described in Section 9, below.
1.Last Date of Employment. Your employment with the Company ended on __________________ (“Effective Date”).

2.Release of All Claims. In consideration for receiving the retention benefits described in Section 4 of the letter agreement between you and the Company dated as of _______________ (the “Agreement”), and to the fullest extent permitted by applicable law, you hereby waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, claims for attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing; claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Labor Law, and the New York City Human Rights Law; claims under any and all other federal, state, and local statutes, regulations, and laws of any type; and claims for any compensation or benefits not specifically referenced in the Agreement, including claims under any Company incentive plan, bonus plan, or severance plan). Execution of this Supplemental Release does not bar (i) any claim that arises hereafter, including (without limitation) a claim for breach of this Supplemental Release, (ii) any rights you may already have to be indemnified and/or advanced or reimbursed expenses pursuant to any corporate document of the Company or its affiliates or applicable law, including the Indemnification Agreement dated April 15, 2015, or your right to be covered under any applicable directors’ and officers’ liability insurance policies, (iii) any rights to the retention benefits set forth in the Agreement and which are owed or payable after the date of this Supplemental Release, and (iv) any rights to vested equity awards and any rights under any benefit plans of the Company under which you have a vested benefit and for which amounts are payable after the Effective Date.

3.No Admission. Nothing contained in this Supplemental Release will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

4.Other Agreements. Except as expressly provided in the Agreement and this Supplemental Release, the Agreement and this Supplemental Release render null and void all prior agreements between you and the Company (except for the Indemnification Agreement, the Etsy, Inc. Change in Control Severance Plan, and the PIIA, as defined in the Agreement) and constitute the entire agreement between you and the Company regarding the subject matter of the Agreement and this Supplemental Release. This Supplemental Release may be modified only in a written document signed by you and a duly authorized officer of the Company.
5.Disclosures. You hereby represent, acknowledge, and agree that you have, prior to signing this Supplemental Release, fully disclosed to the CEO, CFO and/or Board all information that you possess with respect to any violations, or potential violations, of the securities laws or any other laws and regulations with which the Company has an obligation to comply.

6.Severability. If any term of this Supplemental Release is held to be invalid, void or unenforceable, the remainder of this Supplemental Release will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

7.Choice of Law. This Supplemental Release will be construed and interpreted in accordance with the laws of the State of New York.

8.Execution. This Supplemental Release may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

9.Effective Date and Revocation. You agree by your signature below that you had, and that the Company gave you, at least twenty-one (21) days to review and consider this Supplemental Release before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. The Company hereby advises you to discuss this Supplemental Release with your own attorney (at your own expense) during this period if you wish to do so. You may accept this Supplemental Release by delivering a copy of this Supplemental Release signed by you to me within twenty-one (21) days of the Effective Date. You may revoke your acceptance of this Supplemental Release for a period of seven (7) days after signing the Supplemental Release by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of this Supplemental Release, it will be effective on the eighth (8th) day after you sign it. If you revoke your acceptance of this Supplemental Release, you will not be entitled to the benefits listed in Section 4 of the Agreement. You agree that you have carefully read this Supplemental Release, fully understand what it means, and are entering into it voluntarily.

Please indicate your agreement with the above terms by signing below.
Very truly yours,

______________________________
Josh Silverman
Chief Executive Officer
Etsy, Inc.

I agree to the terms of this Supplemental Release.

Signature

Karen Mullane
Print Name
Dated:

EXHIBIT B
SEVERANCE PLAN

EXHIBIT C
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT OR CONFIDENTIALITY & PROPRIETARY INVENTIONS AGREEMENT

Exhibit A
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Effective as of October 30, 2013, the following confirms an agreement between Etsy, Inc., a Delaware corporation (the Company) and the individual identified on the signature page to this Agreement. This Agreement is a material part of the consideration for my employment by the Company. In exchange for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    NO CONFLICTS.    I have not made and agree not to make any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or the rights of any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party's confidential information or intellectual property (collectively, Restricted Materials), except as expressly authorized by the Company in writing. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.    INVENTIONS.

a.    Definitions.    Intellectual Property Rights means any and all patent rights, copyright rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefore). Invention means any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative works thereof).

b.    Assignment.    To the fullest extent under applicable law, the Company shall own all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein or related thereto) that are made, conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company and which arise out of research or other activity conducted by, for or under the direction of the Company (whether or not conducted at the Company's facilities, during working hours or using Company assets), or which are useful with or relate directly or indirectly to any Company Interest (meaning any product, service, other Invention or Intellectual Property Right that is sold, leased, used or under consideration or development by the Company). I will promptly disclose and provide all of the foregoing Inventions (the Assigned Inventions) to the Company. I hereby make and agree to make all assignments to the Company necessary to accomplish the foregoing ownership. Assigned Inventions shall not include any Invention (i) that I develop entirely on my own time, (ii) without use of any Company assets and (iii) which is not useful with and does not relate to any Company Interest.

c.    Assurances.    I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d.    Other Inventions.    If I wish to clarify that something created by me prior to my employment that relates to the Company's actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix A. If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and Intellectual Property Rights therein. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

e.    Moral Rights.    To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist's rights, droit moral or the like (collectively, Moral Rights). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.

3.    PROPRIETARY INFORMATION. I agree that all Assigned Inventions and all other financial, business, legal and technical information, including the identity of and information relating to the Company's employees, Affiliates and Business Partners (as such terms are defined below), which I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute Proprietary Information. I will hold in strict confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. Proprietary Information will not include information that I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (a) my compensation records, (b) materials distributed to shareholders generally and (c) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company's networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, electronic mail messages and voice messages), and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

4.    RESTRICTED ACTIVITIES.    For the purposes of this Section 4, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (Affiliates).

a.    Definitions.    Any Capacity includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or assist any third party to do so; provided, Any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company. Business Partner means any past, present or prospective customer, vendor, supplier, distributor or other business partner of the Company with which I have contact during my employment. Cause means to recruit, employ, retain or otherwise solicit, induce or influence (or to attempt to do so). Solicit means to (i) service, take orders from or solicit the business or patronage of any Business Partner for myself or any other person or entity, (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) to solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

b.    Acknowledgments. I acknowledge and agree that (i) the Company's business is highly competitive, secrecy of the Proprietary Information is of the utmost importance to the Company and I will learn and use Proprietary Information in performing my work for the Company and (ii) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company's success.

c.    As an Employee. During my employment with the Company, I will not directly or indirectly: (i) Cause any person to leave their employment with the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any commercial activity which competes or is reasonably likely to compete with any business that the Company conducts, or demonstrably anticipates conducting, at any time during my employment (a Competing Business).

d.    After Termination. For the period of one year immediately following termination of my employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to leave their employment with the Company; or (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any Competing Business located within the State of New York, the rest of the United States, or anywhere else in the world.

e.    Enforcement. I understand that the restrictions set forth in this Section 4 are intended to protect the Company's interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners, and I agree that such restrictions are reasonable and appropriate for this purpose. If at any time any of the provisions of this Section 4 are deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and I agree that the provisions of this Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.

5.    EMPLOYMENT AT WILL. I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the President of the Company (or authorized designee).

6.    SURVIVAL. I agree that my obligations under Sections 2, 3 and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. My obligations under Sections 2, 3 and 4 also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement may be freely assigned by the Company to any third party.

7.    GOVERNING LAW; REMEDIES. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I also understand that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be a adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO

PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

ETSY, INC.	EMPLOYEE

By: /s/ Brian Christman	Name: Karen Mullane
Name: Brian Christman	Signature: /s/ Karen Mullane
Title: VP of Human Resources	Address: XXXXXXXXXX

EXHIBIT D
NOTICE TO EMPLOYEE UNDER THE
OLDER WORKERS BENEFIT PROTECTION ACT